UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Miller, Jr., Joseph A.

   E328/411
   1007 Market Street
   Wilmington, DE  19898
2. Issuer Name and Ticker or Trading Symbol

   E. I. du Pont de Nemours and Company (DD)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/15/|M   | |10,300            |A  |18.00      |                   |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/15/|F   | |5,739             |D  |44.6875    |39,978             |D     |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/14/0|A   |V|3.7889            |A  |48.79051   |                   |I     |DuPont SIP Trust           |
                           |0     |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/12/0|A   |V|3.7232            |A  |50.01      |                   |I     |DuPont SIP Trust           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/12/0|A   |V|4.5131            |A  |41.54      |                   |I     |DuPont SIP Trust           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/9/0|D*  | |271.0413          |D  |44.06      |                   |I     |DuPont SIP Trust           |
                           |0     |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/14/|A   |V|2.1036            |A  |44.78      |271.2659           |I     |DuPont SIP Trust           |
                           |00    |    | |                  |   |           |                   |      |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Options|19.625  |12/15|M   | |10,300     |D  |1/24/|1/23/|Common Stock|10,300 |       |0           |D  |            |
 (right to buy) NQO's |        |/00  |    | |           |   |91   |00   |            |       |       |            |   |            |
and ISO's             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
*Reporting person transferred 271.0413 shares held in the DuPont SIP Trust to his ex-wife pursuant to the terms of a qualified domestic relations
order.
SIGNATURE OF REPORTING PERSON
On behalf of:  /s/ Joseph A. Miller, Jr. by Mary E. Bowler